Exhibit 99.1

Larry Pierce

Mindy Mills

Media Relations

Investor Relations

(713) 369-9407

(713) 369-9490

www.kindermorgan.com

KMP DECLARES QUARTERLY DISTRIBUTION OF $0.83 PER UNIT

Announces Agreement to Buy Trans Mountain Pipeline

HOUSTON, April 18, 2007 – Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today declared a cash distribution per common unit of $0.83 ($3.32 annualized) payable on May 15, 2007, to unitholders of record as of April 30, 2007. The distribution represents a 2.5 percent increase over the first quarter 2006 cash distribution per unit of $0.81 ($3.24 annualized).

KMP reported first quarter distributable cash flow before certain items of $185.8 million, 1 percent less than the $187.6 million recorded for the same period in 2006. Certain items in the first quarter resulted in a net loss of $1.4 million and included refinancing debt at the Red Cedar Gathering Company, and insurance costs and recoveries associated with hurricanes Katrina and Rita. First quarter net income before certain items was $216.3 million versus $246.7 million for the comparable period last year. Net income including certain items was $214.9 million compared to $246.7 million for the first quarter of 2006.

Chairman and CEO Richard D. Kinder said, “KMP had a good first quarter, led by strong performances from our products and natural gas pipelines business units. In total, first quarter segment earnings before DD&A were almost $503 million, up 5 percent from $481.1 million in the first quarter of 2006. Also during the quarter, we continued to make progress on several large infrastructure projects to position KMP for future growth, as we plan to invest over $6 billion in new infrastructure and expansion projects over the next four years alone. Additionally, we are excited to announce that the boards of directors of both KMP and Kinder

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KMP - 1Q Earnings

Morgan, Inc. (NYSE: KMI) today have approved KMP’s plan to purchase the Trans Mountain pipeline system from KMI.”

Overview of Business Segments

The Products Pipelines segment produced first quarter earnings before DD&A of $143.2 million, up 14 percent from $125.9 million during the comparable period a year ago and slightly above its budget for the quarter. “This segment had a strong quarter, with virtually all of the assets in this business unit producing better results than in the first quarter last year,” Kinder said. Growth was driven by the North System, Central Florida Pipeline, the West Coast and Southeast terminals, and transmix operations. This segment also realized additional contributions from the Cochin pipeline system as a result of the transaction to increase its ownership stake in the pipeline to 100 percent.

Total refined products revenues increased by 6.1 percent over the first quarter of 2006, while volumes were down 1.3 percent. Excluding Plantation Pipe Line Company, which continued to be impacted by an alternative pipeline that began service in the second quarter last year, revenues were up 7.1 percent and volumes were up almost 1 percent. Compared to the first quarter of 2006, Central Florida revenues increased by 13 percent and volumes were up 4.5 percent, and Pacific revenues increased 7.4 percent with volumes up 1.3 percent. Arizona volumes were up 8 percent quarter over quarter due to the expansion of the East Line which came online during the summer of 2006. A 29 percent increase in North System volumes attributable to both higher propane and refinery deliveries led to a 31 percent increase in revenues.

The Natural Gas Pipelines segment delivered first quarter segment earnings before DD&A of $135.7 million, down 5 percent from an exceptionally strong first quarter in 2006 of $143.5 million, but above its plan for the quarter. “Results for the quarter were driven by the Texas Intrastate Pipeline Group, which generated more than half of this segment’s earnings before DD&A, and better than expected performance from our Casper-Douglas processing operations in Wyoming,” Kinder said. The Texas intrastates realized solid sales margins on renewal and incremental contracts, higher value from storage activities and greater processing

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KMP - 1Q Earnings

earnings. Commercial volumes on the intrastates increased quarter over quarter due to higher utilization of capacity by new and existing customers.

Transport volumes for the segment increased by 12 percent over the first quarter a year ago.

The CO2 segment produced first quarter earnings before DD&A of $125.4 million, up 3 percent from $121.7 million in the same period a year ago, but below its budget for the quarter. “Segment highlights included increased oil production at the Yates Field and a 5 percent increase in natural gas liquids (NGL) sales volumes compared to the first quarter of 2006,” Kinder said. “We continue to be disappointed in the decline in oil production at SACROC, but this quarter’s decrease versus the comparable period a year ago was partially offset by higher NGL sales volumes at SACROC, including a record month in March.”

Average oil production at Yates increased by over 4 percent compared to the first quarter last year to 26.1 thousand barrels per day (MBbl/d), and decreased at SACROC by over 4 percent to 29.9 MBbl/d.

The CO2 segment is one of the only areas where KMP is exposed to commodity price risk, but that risk is mitigated by a long-term hedging strategy intended to generate more stable realized prices. The realized weighted average oil price per barrel, with all hedges designated for oil, was $35.17 for the quarter, and the realized weighted average NGL price per barrel, with none of the hedges designated for NGLs, was $41.71.

The Terminals segment reported a 10 percent increase in first quarter earnings before DD&A to $98.7 million compared to almost $90 million for the same period a year ago, but slightly below its budget for the quarter. “Growth in this segment was driven by both acquisitions and internal growth, offset somewhat by weaker performances from the Mid-Atlantic terminals and our Texas petcoke terminals,” Kinder said.

Segment highlights included strong results at the Pasadena/Galena Park liquids terminal complex on the Houston Ship Channel and improved performance from the Lower River Region terminals, which had limited operations during the first quarter last year due to hurricane damage. In addition, expansions resulted in higher ethanol throughput at the Chicago, Philadelphia, Perth Amboy, N.J., and Pasadena, Texas, terminals. Acquisitions made since the

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KMP - 1Q Earnings

first quarter last year included the purchase of rail terminals along the Houston Ship Channel and in southern California, and 14 steel-related terminal facilities in Chicago and elsewhere in the United States.

Outlook

KMP previously announced that it expects to declare cash distributions of $3.44 per unit for 2007. This projection includes contributions from assets currently owned by KMP and does not include any benefits from unidentified acquisitions. Distributions per unit are expected to grow about 6 percent in 2007 with growth accelerating in the fourth quarter.

News

Products Pipelines

•

Today, KMP announced it will acquire the Trans Mountain pipeline system from KMI for approximately US$550 million. The transaction, which is expected to close this month, was approved by the independent members of the boards of directors of both KMI and Kinder Morgan Management, LLC (KMR) following the receipt by each board of separate fairness opinions from different investment banks. The Trans Mountain pipeline system, which transports crude oil and refined products from Edmonton, Alberta, to marketing terminals and refineries in British Columbia and Washington state, recently completed a pump station expansion and currently transports approximately 260,000 barrels per day. An additional expansion that will increase the pipeline capacity to 300,000 barrels per day is expected to be in service by late 2008. Combined, these projects, including enhancements to the Puget Sound system and other system modifications, represent approximately C$800 million in capital investments. Some of these investments have already been incurred by KMI. With growth in oilsands production and strong demand from West Coast markets, KMP intends to continue to work with customers to further expand Trans Mountain.

•

KMP entered into a long-term agreement with a consortium of airlines this week to construct a 9-mile, 8-inch diameter pipeline and related storage facilities to connect Tampa International Airport with the company’s Tampa refined products terminal. KMP will invest approximately $25 million to build the new pipeline that will be capable of transporting more than 30,000 barrels per day of jet fuel and a new tank that will increase storage capacity at its Tampa terminal by about 45 percent to 386,000 barrels. This project is expected to be fully completed and in service in the fourth quarter of 2008.

•

KMP closed the transaction with BP in the first quarter that increased its ownership stake in the Cochin Pipeline System to 100 percent. KMP now operates the 1,900-mile, multi- product pipeline that is expected to play an integral role in the future supply of propane in North America.

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KMP - 1Q Earnings

Natural Gas Pipelines

KMP has several significant natural gas pipeline projects under construction, all of which are supported by long-term contracts.

•

In February, KMP began service on the second segment of the first leg of the Rockies Express Pipeline (REX), a 192-mile section of 42-inch diameter pipeline from the Wamsutter Hub in Wyoming to the Cheyenne Hub in Colorado. Approximately 328 miles of the project, which originated at the Meeker Hub in Colorado, are now in service, transporting up to 500,000 dekatherms of natural gas per day (Dth/d). In other REX news, the Federal Energy Regulatory Commission (FERC) recently issued a favorable final environmental review for the next 713-mile segment of the project, which will run from Weld County, Colo., to Audrain County, Mo. REX-West, which expects to receive the FERC certificate this week that will allow construction to begin, is expected to be in service in January 2008. A joint venture of KMP, Sempra Pipelines and Storage and ConocoPhillips, the $4.4 billion REX project will transport up to 1.8 billion cubic feet per day (Bcf/d) of natural gas through approximately 1,678 miles of pipeline. Subject to receiving required regulatory approvals, the entire project is expected to be fully operational in June 2009.

•

Also in February, the FERC approved Midcontinent Express Pipeline’s (MEP) request to begin the pre-filing review under the National Environmental Policy Act for its proposed $1.3 billion project. Pending necessary regulatory approvals, the approximately 500-mile pipeline is expected to be in service by February 2009 and have an initial transportation capacity of 1.4 Bcf/day. The pipeline is designed to originate near Bennington, Okla., and terminate in Butler, Ala. MEP is a joint venture of KMP and Energy Transfer Partners.

•

In January, the FERC approved a draft environmental impact statement for the Kinder Morgan Louisiana Pipeline, a proposed 136-mile pipeline that will transport up to 3.2 Bcf/day of gas from the Sabine Pass liquefied natural gas import terminal and connect with various interstate and intrastate pipelines. The $500 million project will be built in phases with total completion scheduled for the second quarter of 2009.

•

KMP will invest approximately $29 million to construct its Colorado Lateral expansion project, a 38-mile pipeline that will transport natural gas from the Cheyenne Hub to various delivery points in Greeley, Colo. The pipeline will have an initial capacity of 74,000 Dth/d, and firm-contracted service is expected to begin in the third quarter of 2008.

Terminals

•

KMP announced an agreement in April to purchase Vancouver Wharves, a bulk marine terminal, from British Columbia Railway Company, a crown corporation owned by the Province of British Columbia. Located in the Port of Vancouver, the terminal facilities include rail infrastructure, dry-bulk and liquids storage, and material handling systems that handle over 3.5 million tons of cargo annually. The transaction is expected to close in the second quarter of 2007.

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KMP - 1Q Earnings

•

KMP entered into a long-term agreement in February with Green Earth Fuels and will invest up to $100 million to build new tanks that will handle approximately 8 million barrels of biodiesel production at the company’s terminals on the Houston Ship Channel, the Port of New Orleans and in New York Harbor. Green Earth Fuels has begun construction on an 86 million gallon facility at KMP’s Galena Park Terminal on the Houston Ship Channel that is expected to commence operations in July 2007.

Other

•

KMP recognized its 10-year anniversary Feb. 14, 2007. During those 10 years, KMP delivered an average annual return to unitholders of 30 percent and grew its enterprise value from $325 million to over $16 billion.

Kinder Morgan Management, LLC

Shareholders of Kinder Morgan Management, LLC (NYSE: KMR) will also receive a $0.83 distribution ($3.32 annualized), payable on May 15, 2007, to shareholders of record as of April 30, 2007. The distribution to KMR shareholders will be paid in the form of additional KMR shares. The distribution is calculated by dividing the cash distribution to KMP unitholders by KMR’s average closing price for the 10 trading days prior to KMR’s ex-dividend date.

Kinder Morgan Energy Partners, L.P. is one of the largest publicly traded pipeline limited partnerships in America. KMP owns an interest in or operates approximately 26,000 miles of pipelines and more than 150 terminals. Its pipelines transport more than 2 million barrels/day of gasoline and other petroleum products and up to 7 billion cubic feet/day of natural gas. Its terminals handle over 90 million tons of coal and other dry-bulk materials annually and have a liquids storage capacity of about 70 million barrels for petroleum products and chemicals. KMP is also the leading provider of CO2 for enhanced oil recovery projects in North America.

The general partner of KMP is owned by Kinder Morgan, Inc., one of the largest energy transportation, storage and distribution companies in North America. Combined, the two companies have an enterprise value of more than $35 billion.

Please join KMP at 4:30 p.m. Eastern Time on Wednesday, April 18, at www.kindermorgan.com for a LIVE webcast conference call on the company’s first quarter earnings.

The non-generally accepted accounting principles financial measures of segment earnings before depletion, depreciation and amortization (DD&A), and distributable cash flow

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KMP - 1Q Earnings

or distributable cash flow per unit, are presented in this earnings release. We define segment earnings before DD&A as segment earnings plus DD&A and amortization of excess cost of equity investments. We define distributable cash flow to be pretax income before DD&A less cash taxes paid and sustaining capital expenditures for KMP and Rockies Express, our equity method investee. The amounts included in the calculation of this measure are computed in accordance with generally accepted accounting principles (GAAP), with the exception of "sustaining capital expenditures," which is not a defined term under GAAP. Consistent with the partnership agreement of Kinder Morgan Energy Partners, L.P., sustaining or maintenance capital expenditures are defined as capital expenditures (as defined by GAAP) which do not increase the capacity of an asset. We routinely calculate and communicate these measures to investors. We believe that continuing to provide this information results in consistency in our financial reporting. In addition, we believe that these measures are useful to investors because they enhance the investors’ overall understanding of our current financial performance and our prospects for future performance. Specifically, we believe that these measures provide investors an enhanced perspective on the operating performance of our assets and the cash that our businesses are generating. Reconciliations of segment earnings before DD&A to segment earnings, and distributable cash per unit to net income per unit are provided in the earnings release. Segment earnings before DD&A should be considered in conjunction with segment earnings, as defined by GAAP, and distributable cash per unit should be considered in conjunction with earnings per unit as defined by GAAP.

This news release includes forward-looking statements. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.

# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries

Preliminary Consolidated Statement of Income

(Unaudited)

(in thousands except per unit amounts)

	Three Mos. Ended Mar. 31
	2007	2006
Revenues	$2,152,243	$2,391,601

Costs and Expenses
Operating expenses	1,633,519	1,901,536
Depreciation, depletion and amortization	127,970	92,721
General and administrative	65,771	60,883
Taxes, other than income taxes	30,864	31,267
Other expense (income)	(2,219)	-
	1,855,905	2,086,407
Operating Income	296,338	305,194

Other Income/(Expense)
Earnings from equity investments	19,018	24,721
Amortization of excess cost of equity investments	(1,457)	(1,414)
Interest, net	(90,056)	(75,706)
Other, net	89	1,775
Minority interest	(2,568)	(2,370)
Income before income taxes	221,364	252,200
Income tax expense	(6,488)	(5,491)

Net Income	$214,876	$246,709

Calculation of Limited Partners' Interest in Net Income:
Net Income	$214,876	$246,709
Less: General Partner's Interest in Net Income	(139,707)	(129,528)
Limited Partners' Net Income	$75,169	$117,181

Calculation per Limited Partner Unit (Fully Diluted):
Net Income per unit	$0.33	$0.53

Number of Units Used in Computation	231,261	221,080

Additional per unit information:

Net Income	$0.33	$0.53
Depreciation, depletion and amortization	0.56	0.43
Book/(Cash) Taxes - Net	0.02	0.01
Sustaining capital expenditures (1)	(0.11)	(0.12)
Net income before DD&A and net taxes, less sustaining capex (2)	$0.80	$0.85
Declared distribution	$0.83	$0.81

Sustaining Capex	26,772	25,665

(1)

Sustaining capital expenditures are defined as capital expenditures which do not increase the capacity of an asset

(2)

Includes Rockies Express DD&A of $1,165

Kinder Morgan Energy Partners, L.P. and Subsidiaries

Preliminary Earnings Contribution by Business Segment

(Unaudited)

(in thousands)

	Three Mos. Ended Mar. 31
	2007	2006
Segment Earnings Before DD&A and Amort. of Excess Investments:
Products Pipelines	$143,171	$125,895
Natural Gas Pipelines	135,731	143,532
CO2	125,412	121,668
Terminals	98,662	89,969
Total	$502,976	$481,064

Segment DD&A and Amort. of Excess Investments:
Products Pipelines	$23,455	$21,083
Natural Gas Pipelines	16,074	16,002
CO2	69,375	39,776
Terminals	20,523	17,274
Total	$129,427	$94,135

Segment Earnings Contribution:
Products Pipelines	$119,716	$104,812
Natural Gas Pipelines	119,657	127,530
CO2	56,037	81,892
Terminals	78,139	72,695
General and Administrative	(64,108)	(60,883)
Interest, net	(91,142)	(76,967)
Minority Interest	(2,047)	(2,370)
Certain Items:
Loss on Debt Retirement	(1,001)	-
Other (1)	(375)	-
Sub-total Certain Items	(1,376)	-
Net income	$214,876	$246,709
Less: General Partner's Interest in Net Income	(139,707)	(129,528)
Limited Partners' Net Income	$75,169	$117,181

Net income before certain items	216,252	246,709
Less: General Partner's Interest in Net Income before certain items	(139,721)	(129,528)
Limited Partners' Net Income before Certain Items	76,531	117,181
Depreciation, depletion and amortization (2)	130,592	94,135
Book /(Cash) Taxes - Net	5,491	1,950
Sustaining capital expenditures	(26,772)	(25,665)
DCF before certain items	185,842	187,601

Net income/unit before certain items	$0.33	$0.53
DCF/unit before certain items	$0.80	$0.85
Number of Units Used in Computation	231,261	221,080

(1)

Hurricanes Katrina/Rita, net of minority interest

(2)

Includes Rockies Express DD&A of $1,165

Volume Highlights

(historical pro forma for acquired assets)

	Three Mos. Ended Mar. 31
	2007	2006
Products Pipelines
Gasoline	108.5	111.6
Diesel	38.8	38.7
Jet Fuel	30.2	29.5
Total Refined Product Volumes (MMBbl)	177.5	179.8
NGL's	16.7	16.7
Total Delivery Volumes (MMBbl) (1)	194.2	196.5

Natural Gas Pipelines (2)
Transport Volumes (Bcf)	378.3	336.7
Sales Volumes (Bcf)	209.0	223.8

CO2
Delivery Volumes (Bcf) (3)	165.7	172.4
Sacroc Oil Production - Gross (MBbl/d) (4)	29.9	31.3
Sacroc Oil Production - Net (MBbl/d) (5)	24.9	26.1
Yates Oil Production Gross - (MBbl/d) (4)	26.1	25.0
Yates Oil Production - Net (MBbl/d) (5)	11.6	11.1
NGL Sales Volumes (MBbl/d) (6)	9.7	9.3
Realized Weighted Average Oil Price per Bbl (7) (8)	$35.17	$30.47
Realized Weighted Average NGL Price per Bbl (8)	$41.71	$41.35

Terminals
Liquids Leaseable Capacity (MMBbl)	43.6	42.8
Liquids Utilization %	98.5%	97.8%
Bulk Transload Tonnage (MMtons)	19.6	21.2

(1)

Includes Pacific, Calnev, Plantation, Central Florida, Heartland, North System, Cochin and Cypress

(2)

Includes KMIGT, Texas Intrastates, KMNTP, Monterrey, Trailblazer and TransColorado

(3)

Includes Cortez, Central Basin, CRC, CLPL and PCPL pipeline volumes

(4)

Represents 100% production from the field

(5)

Represents Kinder Morgan’s net share of the production from the field

(6)

Net to Kinder Morgan

(7)

Includes all Kinder Morgan crude oil properties

(8)

Hedge gains/losses for Oil and NGLs are included with Crude Oil

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

PRELIMINARY ABBREVIATED CONSOLIDATED BALANCE SHEET

(Unaudited)

(Millions)

	March 31,	December 31,
	2007	2006
ASSETS

Cash and cash equivalents	$22	$14
Other current assets	1,001	1,023
Property, Plant and Equipment, net	9,615	9,445
Investments	415	425
Deferred charges and other assets	1,313	1,339
TOTAL ASSETS	$12,366	$12,246

LIABILITIES AND PARTNERS' CAPITAL

Notes payable and current maturities of long-term debt	$625	$1,359
Other current liabilities	1,427	1,526
Long-term debt	5,415	4,384
Value of interest rate swaps	43	43
Other	861	861
Minority interest	49	51
Partners' Capital
Accumulated Other Comprehensive Loss	(873)	(841)
Other Partners' Capital	4,819	4,863
Total Partners' Capital	3,946	4,022
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$12,366	$12,246

Total Debt, net of cash and cash equivalents, and excluding the market value of interest rate swaps	$6,018	$5,729

Total Capitalization (Excl. Accum. OCI)	$10,886	$10,643

Debt to Total Capitalization	55.3%	53.8%

Total Debt, net of cash and cash equivalents, and excluding the market value of interest rate swaps	$6,018	$5,729

Segment Earnings Before DD&A and certain items	$1,966	$1,944
G&A	$(221)	$(218)
EBITDA (1)	$1,745	$1,726

Debt to EBITDA	3.45	3.32

(1)

2007 EBITDA is last twelve months